EXHIBIT 99.4

CORPORATE GOVERNANCE PRINCIPLES

BOARD MISSION AND OBJECTIVES

Mission Statement

The Company’s primary objective is to maximize long-term stockholder value while adhering to the laws of the jurisdictions wherein it operates and at all times observing the highest ethical standards.

CORPORATE AUTHORITY AND RESPONSIBILITY

All corporate authority resides in the Board of Directors as the representative of the stockholders.  Authority is delegated to management by the Board in order to implement the Company’s mission. Such delegated authority includes the authorization of spending limits and the authority to hire employees and terminate their services.  The Board retains responsibility to recommend candidates to the stockholders for election to the Board of Directors.  The Board retains responsibility for selection and evaluation of the CEO and President, oversight of the succession plan, determination of senior management compensation, approval of the annual budget, assurance of adequate systems, procedures and controls, as well as assisting in the preparation and approval of the strategic plan. Additionally, the Board provides advice and counsel to senior management. The Board may exercise its authority through committees of the Board.

DIRECTORS

Personal Characteristics & Core Competencies of Directors:

Individual Directors should possess all of the following personal characteristics:

•

Integrity and Accountability - Character is the primary consideration in evaluating any Director.  Directors should demonstrate high ethical standards and integrity in their personal and professional dealings and be willing to act on and remain accountable for their Boardroom decisions.

•

Informed Judgment - Directors should have the ability to provide wise, thoughtful counsel on a broad range of issues.  Directors should possess high intelligence and wisdom and apply it in decision making.

•

Financial Literacy - One of the important roles of the Board is to monitor the Company’s financial performance.  Directors should be financially literate.  Directors should know how to read a balance sheet, income statement, cash flow statement and understand the use of financial ratios and other indices for evaluating company performance.

•

Mature Confidence - The Board functions best when Directors value Board and team performance over individual performance.  Openness to other opinions and the willingness to listen should rank as highly as the ability to communicate persuasively. Directors should approach others assertively, responsibly and supportively and identify issues in a manner that encourages open discussion.

•

High Performance Standards - In today’s highly competitive world, only companies capable of performing at the highest levels are likely to prosper.  Directors should have a history of achievements that reflect high standards for themselves and others.

•

Passion - Directors should be passionate about the performance of the Company both in absolute terms and relative to its peers. That passion should manifest itself in engaged debate about the future of the Company and an esprit de corps among the Board that both challenges and inspires.

Core Competencies of the Board as a Whole

To adequately fulfill the Board’s complex roles, from overseeing the audit and monitoring managerial performance to responding to crises and approving the Company’s strategic plan, a host of core competencies need to be represented on the Board.  The Board as a whole should possess the following core competencies, with each member contributing knowledge, experience and skills in one or more domains:

•

Accounting and Finance - Among the most important missions of the Board is ensuring that stockholder value is both enhanced through corporate performance and protected through adequate internal financial controls. The Board should have one or more Directors with specific expertise in financial accounting and corporate finance, especially with respect to trends in debt and equity markets.

•

Business Judgment - Stockholders rely on Directors to make sensible choices on their behalf.  The majority of Directors should have a record of making good business decisions in the corporate sector.

•

Management - To monitor corporate management, the Board needs to understand management trends in general and industry trends in particular.  The Board should have one or more Directors who understand and stay current on general management “best practices” and their application in complex, rapidly evolving business environments.

•

Crisis Response - Organizations inevitably experience both short and long-term crises.  The ability to deal with crises can minimize ramifications and limit negative impact on firm performance.  Boards should have one or more Directors who have the ability and time to perform during periods of both short-term and prolonged crises.

•

Industry Knowledge - Companies continually face new opportunities and threats that are unique to their industries. The Board should have one or more members with appropriate and relevant industry-specific knowledge.

•

International Markets - To succeed in an increasingly global economy, the Board should have one or more Directors who appreciate the importance of global business trends and who have first-hand knowledge of international business experience in those markets.

•

Strategy and Vision - A key Board role is to approve and monitor company strategy to ensure the Company’s continued high performance. The Board should have one or more Directors with the skills and capacity to provide strategic insight and direction by encouraging innovation, conceptualizing key trends, evaluating strategic decisions, and continuously challenging the organization to sharpen its vision.

Changes in Professional Responsibility

The Board should consider whether a change in an individual’s professional responsibilities directly or indirectly impacts that person’s ability to fulfill directorship obligations.  If the Board believes that a director will continue to make a contribution to the organization, the continued membership of that director maybe supported.

Identification and Recruitment of Directors

One of the responsibilities of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors.  A list of candidates shall be presented to the Board for nomination and to the stockholders for consideration.  The committee may, at its discretion, seek third-party resources to assist in the process.  The CEO and President will be included in the process on a non-voting basis.  The Corporate Governance and Nominating Committee will make the final recommendation to the Board.

Independent Directors

A substantial majority of the Board of Directors should be independent.  An independent director shall be defined as set forth in the rules and regulations of the TSX Venture Exchange, the NASDAQ stock market and all applicable laws, rules and regulations of the Securities and Exchange Commission.  In the event of a conflict between the foregoing rules and regulations, the most restrictive definition shall be followed by the Company.

Outside Directorships

The members of the Board acknowledge that significant time is required to be a fully participating and effective member of the Company’s Board of Directors. Therefore, independent director should not hold more than four or five directorships of public companies other than the Company. The CEO should not be a member on more than one or two Boards of other public companies, and the Company’s other executive officers should not be members of more than one other Board of a public company. A Director should notify the Secretary prior to accepting a new position on another Board in order that the Secretary may examine the relationship for a potential conflict of interest.

Compensation of Directors

Directors are compensated in accordance with the Director Compensation Plan and the Share Option Plan as may be in effect from time to time.  The Board believes that a significant portion of a director’s compensation should be in common stock to further the direct correlation of directors’ and stockholders’ interests.

Direct Investment in the Company Stock by Directors

A significant ownership stake leads to a stronger alignment of interests between directors and stockholders, therefore each director shall have accumulated at least US $10,000 worth of the Company’s stock within three years of joining the board.  Exceptions to this requirement may only be made by the Board under compelling mitigating circumstances.

Service Limitations of Directors

A Director may not stand for reelection after age 75 but need not resign until the end of his or her term.  The Board may, however, upon evaluation of a Director that has reached 75 years of age, in its discretion ask such Director to remain on the Board if the Board believes that such Director will continue to make significant contributions to the work of the Board.

No director shall be eligible to be reelected to the Board of Directors after serving on the Board for 20 years. However, notwithstanding the foregoing, Directors serving on the Board as of the first date of the adoption of these Corporate Governance Principles shall be eligible to be reelected as a Director until the first annual meeting of stockholders held after the passage of 20 years from the date of first adoption of these Corporate Governance Principles.

In order to retain freshness in the process and to give new management the unfettered ability to provide new leadership, a retiring CEO shall not continue to serve on the Board except in extraordinary circumstances.

Conflict of Interest

From time to time, an issue being considered by the Board may present, or may give the appearance of presenting, a conflict of interest for a Director. Each Director should take appropriate steps to assure that in each matter considered that the Director is disinterested with respect to that matter, other than the interests of the Company and its stockholders.  Any Director faced with any potential conflict should disclose any such potential conflict to the Secretary and the Chairman and should not participate in discussions or votes on such issue unless a majority of the Board determines, after consultation with counsel, that no conflict of interest exists as to such matter.

Directors that are not independent Directors shall not participate in the Board’s decision of selection, removal, or performance assessment of the CEO or President.

BOARD ORGANIZATION

Board Size

In general, smaller boards are more cohesive, work better together and tend to be more effective monitors than larger boards. Ideally, the Board should be comprised of three to five Directors who also meet the test for independence as defined by the Board of Directors and two to three Directors who also are employees or officers.

Committees

All major decisions will be considered by the Board as a whole.  As a consequence, the committee structure of the Board is limited to those committees considered to be basic to or required for the operation of the Company as a publicly-owned entity. Standing committees shall include Audit, Compensation, and Corporate Governance and Nominating.  The Audit, Compensation, and Corporate Governance and Nominating Committees shall be composed solely of independent Directors. The Board may form other committees as it determines appropriate. Each committee shall operate in accordance with its charter as adopted by the Board. Committee members and chairs shall be appointed annually by the Board in accordance with the charter of each committee.

BOARD OPERATIONS

Meetings

The agenda for each Board meeting shall be determined by the Chairman.  Each Director is encouraged to suggest agenda items.

The Board shall meet at least four times per fiscal year in accordance with a meeting schedule that is approved by the Board. The Board may also meet at such other times in meetings which may be called in accordance with the Company’s Bylaws.

Other members of management may attend non-executive meetings of the Board at the invitation of the Chairman.

Communications

Directors have full access to the Chairman and CEO and senior officers reporting directly to the CEO and to information about the corporation’s operations. Directors should refrain from giving strategic or operating direction to members of management outside the scope of full Board or committee responsibility and accountability.

Board Ability to Retain Advisors

The Board shall retain advisors as it believes to be appropriate.  If management is retaining advisors to the Board, such decision must be ratified by the Board.

Material in Advance of Meetings

The Board must be given sufficient information to fully exercise its governance functions. This information comes from a variety of sources, including management reports, a comparison of performance to plans, security analysts’ reports, articles in various business publications, etc. Generally, Board members will receive information prior to Board meetings so they will have an opportunity to reflect properly on the items to be considered at the meeting.

The Board will ensure that adequate time is provided for full discussion of important items and that management presentations are scheduled in a manner that permits a substantial proportion of Board meeting time to be available for open discussion.

Executive Session

The independent Directors should meet privately in executive session from time to time to review the performance of the CEO and other executive officers.  The independent Directors should meet in executive session at the end of each Board meeting to consider other issues that they may determine from time to time, without the presence of any member of management.

The independent Directors must meet separately at least twice a year.

Evaluation of the CEO

The selection and evaluation of the chief executive officer and concurrence with the CEO’s selection and evaluation of the corporation’s top management team are the most important function of the Board.  In its broader sense, “selection and evaluation” includes considering compensation, planning for succession and, when appropriate, replacing the CEO or other members of the top management team.  The performance of the CEO will be reviewed at least annually solely by the outside Directors without the presence of the CEO or other inside Directors.  The evaluation of the CEO shall be led by the chair of the Compensation Committee. The Board should have an understanding with the CEO with respect to criteria on which he or she will be evaluated, and the results of the evaluation will be communicated to the CEO.

Succession and Management Development

The CEO will report annually to the Board on the Company’s program for succession and management development.

CEO succession is a Board-driven, collaborative process. Although the current CEO has an important role to play, the Board must own the plan for succession while collaborating with the CEO in deciding the timing and the necessary qualifications for making a final decision.

Outside Communication

The Board believes that management speaks for the company. In accordance with this philosophy, Directors should defer to the Chairman or the Company’s public relations department when requested to make any comments regarding the Company or its business.

Annual Election of Directors

In order to create greater alignment between the Board’s and our stockholders’ interests and to promote greater accountability to the stockholders, Directors shall be elected annually.

PERIODIC REVIEW OF GUIDELINES

These guidelines shall be reviewed periodically by the Corporate Governance and Nominating Committee and any amendments shall be presented to the Board for adoption.

PUBLIC DISCLOSURE AND WEBSITE PUBLICATION

This Charter shall be included on the Company’s website.  The Company’s annual report to shareholders will state that this Charter is available on the Company’s website and will be available upon request to the Company’s Corporate Secretary.

ADOPTION

The Board of Directors of the Company has adopted this charter on the 22nd day of June, 2004.